For Immediate Release

CONTACTS:

William Medve	Karen Pisciotta
Chief Financial Officer	William Walkowiak, CFA
AlphaNet Solutions, Inc.	Lippert/Heilshorn & Associates
973-889-3826	212-838-3777
WMEDVE@ALPHANETSOLUTIONS.COM	WILLIAM@LHAI.COM

AlphaNet Solutions Announces Share Repurchase Program

CEDAR KNOLLS, N.J., - Sept. 20, 2002 - The board of directors of AlphaNet Solutions, Inc. ("AlphaNet") (Nasdaq: ALPH), has authorized AlphaNet to repurchase up to 750,000 shares of its common stock on the open market or through privately negotiated transactions.

“AlphaNet’s stock price is clearly not aligned with the financial assets on our balance sheet,” said Richard Erickson, AlphaNet’s recently appointed chief executive officer. “We have strong financial assets, with a net book value of $26.6 million, or $4.13 per share, and cash of $20.6 million, or $3.19 per share, as of June 30, 2002. This is in addition to the key non-financial assets upon which we are working to build a robust IT services business: our highly-skilled professional staff and our blue-chip client base.

“It is important to recognize that the stock repurchase is just one step in our unfolding plan to rebuild shareholder value and revitalize our business. We are also reorganizing, focusing and supplementing our talent around AlphaNet’s core practices in IT Operations and Training, while eliminating certain underperforming services. As we reinvent AlphaNet, we are rebuilding our sales force and refocusing all members of our team on marketing our services and driving revenue.

“In fact, AlphaNet is well ahead of the recruitment element of its restructuring plan originally presented to the board. In the past six months, we have successfully attracted four senior-level practice executives and 12 new experienced services sales personnel into our organization, many of whom have replaced legacy personnel who have transitioned from the business. Fundamentally, the board’s decision reflects its confidence in this new management team and its commitment to the strategic plan that we have developed.”

AlphaNet currently has 6,437,813 common shares outstanding. The board’s repurchase authorization is effective September 23, 2002 and will be executed over the ensuing six months, except during certain restricted periods. The acquired shares are to be held in treasury to be used for general corporate purposes.

About AlphaNet Solutions

AlphaNet Solutions, Inc. is a leading IT professional services firm providing: IT outsourcing, the implementation of IT projects, and managed services. AlphaNet’s enterprise solutions include remote network management, intrusion detection, and call center support, as well as professional development. For information on AlphaNet’s complete range of services, please visit AlphaNet’s web site at http://www.alphanetsolutions.com.

Safe Harbor Statement

Certain statements are included in the news release which are not historical and are “forward-looking,” and may be identified by such terms as “continuing,” “plan,” “goal,” “expect,” “believe,” “will be,” “may,” and “intend” or similar terms. Such forward-looking statements include risks and uncertainties, such as those related to AlphaNet’s contracts and other business risks, including, among other things, general and industry-specific economic conditions, the substantial variability of AlphaNet’s quarterly results, AlphaNet’s substantial reliance upon a concentrated number of key clients, AlphaNet’s ability to recruit and retain qualified technical and sales professionals, and other industry-wide market factors, as well as AlphaNet’s ability to maintain its compliance with listing requirements for the Nasdaq national market system, as detailed from time to time in AlphaNet’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.